Exhibit 99.2

GAP INC. APPROVES NEW $1 BILLION SHARE
REPURCHASE AUTHORIZATION

Company Completes Previous $1 Billion Share Repurchase Program

SAN FRANCISCO – January 3, 2013 – Gap Inc. (NYSE: GPS) today announced that its Board of Directors approved a new $1 billion share repurchase authorization for the company’s common stock, reinforcing the company’s commitment to returning excess cash to shareholders.

The new $1 billion repurchase program for Gap Inc.’s stock follows the company’s previous $1 billion share repurchase program, which was completed during the fourth quarter of fiscal year 2012. The company repurchased approximately 17 million shares for about $539 million during the fourth quarter of fiscal year 2012 to date.
“We’re pleased to have distributed close to $1.2 billion in cash to shareholders year to date in the form of dividends and share repurchases,” said Sabrina Simmons, chief financial officer of Gap Inc. “This additional authorization to repurchase stock reflects the continued strength of Gap Inc.’s free cash flow generation in supporting both growth initiatives and cash distributions.”
Forward-Looking Statements

This press release and related conference call and webcast contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding the following:

•	commitment to returning excess cash to shareholders.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following:

•	the risk that the company does not repurchase some or all of the shares it anticipates purchasing pursuant to its repurchase program.

Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2012, as well as the company’s subsequent filings with the Securities and Exchange Commission.

These forward-looking statements are based on information as of January 3, 2013. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.

Gap Inc. is a leading global specialty retailer offering clothing, accessories, and personal care products for men, women, children, and babies under the Gap, Banana Republic, Old Navy, Piperlime, and Athleta brands. Fiscal 2011 net sales were $14.5 billion. Gap Inc. products are available for purchase in about 90 countries worldwide through about 3,000 company-operated stores, over 300 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:
Katrina O'Connell
(415) 427-2832
Investor_relations@gap.com

Media Relations Contact:
Emily Russel
(415) 427-6230
press@gap.com